Exhibit 99.3

News Release

Puma Biotechnology Announces Licensing Agreement with Pfizer for the

Development and Commercialization of Neratinib, an Investigational Pan-

HER Inhibitor; Closes $55 Million Private Placement and Completes Merger

Los Angeles, CA, October 5, 2011 Puma Biotechnology, Inc., a development stage biopharmaceutical company, today announced an agreement with Pfizer to license the worldwide commercial rights to neratinib, a potent, irreversible tyrosine kinase inhibitor that blocks signal transduction through the epidermal growth factor receptors, ErbB1 (EGFR), ErbB2 (HER2) and ErbB4 (HER4) kinases. Neratinib is being studied in the neoadjuvant, adjuvant and metastatic settings in patients with HER2/ErbB2 positive breast cancer.

Under the terms of the agreement, Puma will assume sole responsibility of global product development and commercialization of neratinib. Pfizer will be entitled to receive payments upon Puma’s achievement of certain development milestones of neratinib, as well as royalty payments for any sales of neratinib.

Puma intends to focus the development of neratinib on the treatment of patients with HER2-positive locally advanced or metastatic breast cancer who have received prior trastuzumab-based therapy. Neratinib has previously been tested in numerous clinical trials both as single agent and in combination with other anticancer drugs in this patient population. In these studies, neratinib demonstrated substantial clinical activity and was well tolerated. Based on the results of these studies, Puma intends to initiate clinical trials in this patient population in the first half of 2012.

Prior to the licensing agreement with Puma, Pfizer had been sponsoring two clinical trials of neratinib: 1) the NEfERTT trial, a Phase II randomized trial of neratinib in combination with paclitaxel versus trastuzumab in combination with paclitaxel for the treatment of patients who have not received previous treatment for HER2-positive metastatic breast cancer, and 2) the ExteNET trial, a Phase III study investigating the effects of neratinib after adjuvant trastuzumab in patients with early stage breast cancer. Consistent with Puma’s strategy to refocus clinical development of neratinib in patients with HER2-positive metastatic breast cancer who have received prior lines of trastuzumab-based therapy, Puma intends to stop enrollment of new patients and proceed with winding down both trials.

Completes $55 Million Private Placement

In addition, Puma announced that it completed a private placement of approximately 14.7 million shares of its common stock to institutional investors that resulted in gross proceeds of approximately $55 million to the company. The shares were issued at a purchase price of $3.75 per share. Leerink Swann LLC acted as sole placement agent for the transaction.

Adage Capital Partners, L.P. was the lead investor in this financing, which also included significant participation from Brookside Capital, H&Q Healthcare Investors (NYSE:HQH), H&Q Life Science Investors (NYSE:HQL), Jennison Associates LLC, Orbimed Private Investments IV, and funds managed by T. Rowe Price Associates, Inc., as well as a number of other well-known healthcare institutional investors. Proceeds from the private placement will be used primarily to fund the continued clinical development of neratinib.

In conjunction with the private placement, Puma completed a reverse merger with Innovative Acquisitions, Inc. (“Innovative Acquisitions”), a public reporting company with no prior business operations. The transaction was completed by the merger of a wholly-owned subsidiary of Innovative Acquisitions with Puma that resulted in Puma remaining as the surviving company and a wholly-owned operating subsidiary of Innovative Acquisitions. Immediately after the initial merger, Puma was merged directly into Innovative Acquisitions, and this resulted in Innovative Acquisitions surviving. Stockholders of the former Puma (including those that participated in the private placement) received shares of Innovative Acquisitions in exchange for their Puma shares, and the former Puma stockholders now hold 100 percent of the resulting company’s equity in the same proportion as such stockholders owned immediately following the precedent private placement. Further, the officers and directors of Puma, pre-merger, replaced all of the officers and directors of Innovative Acquisitions. Subsequently, Innovative Acquisitions was renamed Puma Biotechnology Inc. The resulting company has adopted and will implement the pre-merger business plan of Puma and will continue to be a public reporting company.

Alan H. Auerbach, Chief Executive Officer, President and Founder of Puma stated “We are pleased to be able to complete this licensing agreement with Pfizer for neratinib. To date, neratinib has demonstrated strong evidence of antitumor activity, both as a single agent and in combination with other anticancer drugs, in patients with HER2-positive locally advanced or metastatic breast cancer who have received prior lines of treatment that include trastuzumab-based therapy. We look forward to the continued development of neratinib in this patient population.” Mr. Auerbach further added, “We are additionally pleased to be able to close this private placement with such a leading group of institutional healthcare investors. We expect the proceeds from this financing will allow us to move forward expeditiously with the clinical development of neratinib.”

About Puma Biotechnology

Puma Biotechnology, Inc., is a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of various forms of cancer. The Company focuses on in-licensing drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer and then seeks to further develop those drug candidates for commercial use. The Company is initially focused on the development of PB-272 (oral neratinib), a potent irreversible tyrosine kinase inhibitor, for the treatment of patients with HER2 positive metastatic breast cancer.

Further information about Puma Biotechnology can be found at www.pumabiotechnology.com.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. These risks include, among other things, that the Company has no product revenue and no products approved for marketing, the

Company’s dependence on its lead drug candidate, which is still under development and may never receive regulatory approval, the challenges associated with conducting and enrolling clinical trials, the risk that the results of clinical trials may not support the Company’s drug candidate claims, even if approved, the risk that physicians and patients may not accept or use the Company’s products, the Company’s reliance on third parties to conduct its clinical trials and to formulate and manufacture its drug candidates and the Company’s dependence on licensed intellectual property. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Contacts:

Alan H. Auerbach, Puma Biotechnology, Inc. +1 310 443 4150

info@pumabiotechnology.com

Andreas Marathovouniotis or David Schull, Russo Partners +1 212 845 4235

andreas.marathis@russopartnersllc.com

david.schull@russopartnersllc.com